EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 27, 2007 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the restatement discussed in Note 1(w)), relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of National Rural Utilities Cooperative Finance Corporation and subsidiaries for the year ended May 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
October 26, 2007